Exhibit 23.1     Consent of PricewaterhouseCoopers, Independent Registered Public Accounting Firm of XL Financial Assurance Ltd.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus Supplement of HarborView Mortgage Loan Trust 2005-11 Mortgage Loan Pass- Through Certificates, Series 2005-11 comprising part of the Registration Statement (No. 333-121661) of our report dated March 11, 2005 relating to the financial statements of XL Financial Assurance Ltd, which appear as Exhibit 99.2 in XL Capital Ltd’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus Supplement.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Chartered Accountants

Hamilton, Bermuda
August 26, 2005